                                                                    EXHIBIT 99.2

                           GENERAL ELECTRIC COMPANY
                             3135 Easton Turnpike
                       Fairfield, Connecticut 06431


                                      October 31, 1997

Lockheed Martin Corporation
6801 Rockledge Drive
Mail Point 270
Bethesda, MD 20817
Attention: Mr. Marcus Bennett

Dear Marc:

      Reference is made to (i) the Contribution and Assumption Agreement dated October 31, 1997 between Lockheed Martin Corporation ("LM") and LMT Sub Inc. (the "Contribution Agreement") and (ii) the Exchange Agreement dated October 31, 1997 among General Electric Company ("GE"), GE Investments, Inc., GE Government Services, Inc., Client Business Services, Inc., LM and LMT Sub Inc. (the "Exchange Agreement"). All terms used and not otherwise defined herein have the meanings set forth in the Contribution Agreement.

      This letter is intended to set forth certain agreements between LM and GE in connection with the Contemplated Transactions and, for purposes of the Transaction Documents, shall constitute an agreement contemplated by the Transaction Documents.

      1. GE and LM hereby agree that for so long as the aggregate principal amount outstanding of the loans referred to in Section 4.09 of the Contribution Agreement is at least $1,000,000,000, GE shall be entitled, at its option, to propose to the nominating committee of the Board of Directors of LM one individual for nomination as a director of LM, subject to the approval of the nominating committee and the Board of Directors of LM. LM will advise GE promptly of the approval or nonapproval of any proposed nominee so that an alternative can be selected in the event of nonapproval. In the event of nonapproval, GE and LM agree that a representative of GE and a member of the nominating committee will discuss and use their best efforts to agree upon an acceptable nominee. In the event an acceptable nominee cannot be agreed upon in such discussions, LM will identify as acceptable nominees three individuals who are directors or senior executive officers of GE and from that group GE will select its nominee. Once an acceptable nominee has been agreed upon, LM will use its best efforts to cause the nomination and election of that person as a director of LM and continue such person in office during the period provided herein. As of the Closing, the person so designated by GE is Eugene F. Murphy, Vice Chairman of GE and a current member of the LM Board of Directors.

      2. This letter agreement shall terminate upon the termination of the Exchange Agreement in accordance with Article 10 thereof.

                                      GENERAL ELECTRIC COMPANY


                                      By:
                                          -------------------------------
                                          Name: Dennis D. Dammerman
                                          Title: Senior Vice President --
                                                  Finance


Acknowledged and agreed:

LOCKHEED MARTIN CORPORATION


By: /s/ John E. Montague
    -------------------------------
    Name: John E. Montague
    Title: Vice President, Financial Strategies

                                       2